Exhibit 10.9

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is dated April 23, 2015, and is between PSYOP MEDIA COMPANY, LLC, a Delaware limited liability company, having its chief executive office at 124 Rivington Street, New York, New York 10002 (“Borrower”), and COMMUNITY NATIONAL BANK, a national commercial bank having its chief executive office at 200 Middle Neck Road, Great Neck, New York 11021 (“Lender”).

RECITALS

Borrower and Lender have entered into that certain Loan Agreement dated February 29, 2012 (as amended, the “Existing Agreement”), pursuant to which Lender made certain credit facilities available to Borrower.

Borrower has requested that the Existing Agreement be further amended and restated in its entirety in order to, among other things, extend the maturity of the line of credit facility thereunder, add a letter of credit facility and a term loan facility thereto, and make certain other amendments to the Existing Agreement. Lender is willing to amend and restate the Existing Agreement in the manner set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and in further consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Amendment and Restatement; Definitions.

(a) In order to facilitate the amendment and restatement contemplated by this Agreement and otherwise to effectuate the desires of Borrower and Lender:

(i) Borrower and Lender hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Agreement which in any manner govern or evidence the obligations arising hereunder, the rights and interests of Lender and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement. Borrower hereby ratifies, affirms and acknowledges all of its obligations in respect of the Existing Agreement and the related documents and agreements delivered by it thereunder, as amended and restated hereby.

(ii) Notwithstanding this amendment and restatement of the Existing Agreement, including anything in this Section l(a), and of any related “Loan Document” (as such term is defined in the Existing Agreement and referred to herein, individually or collectively, as the “Existing Loan Documents”), (i) all of the indebtedness, liabilities and obligations owing by the Borrower or any other Person under the Existing Agreement, the other Existing Loan Documents and in respect of the Existing Letters of Credit and the Issuer Documents pertaining thereto shall continue as obligations hereunder and thereunder and shall be and remain secured by the Security Documents, and (ii) this Agreement is given as a substitution of, and not as a payment of, the indebtedness, liabilities and obligations of Borrower under the Existing Agreement, any Existing Loan Document or in respect of the Existing Letters of Credit and the Issuer Documents

pertaining thereto and neither the execution and delivery of this Agreement nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Existing Agreement, of any of the other Existing Loan Documents, of the Existing Letters of Credit and the Issuer Documents pertaining thereto, or any obligations thereunder.

(iii) Upon the effectiveness of this Agreement, (x) all loans outstanding and owing by Borrower under the Existing Agreement as of the Closing Date shall constitute Loans hereunder accruing interest at the applicable Interest Rate; (y) the Existing Letters of Credit shall be deemed to have been issued as Letters of Credit hereunder and subject to and governed by the terms of this Agreement; and (z) the Reimbursement Obligations in respect of each Existing Letter of Credit shall be governed by the terms of this Agreement.

(iv) In furtherance of the foregoing, Borrower acknowledges that the liens heretofore granted to the Lender under the Security Documents shall not be impaired or limited in any manner whatsoever by reason of this Agreement. Upon the effectiveness of this Agreement, each reference in the Loan Documents (other than this Agreement) to “the Loan Agreement” shall mean and be a reference to this Agreement.

(b) As used herein the following terms have the following meanings:

“Advances” has the meaning given such term in Section 2(a)(1).

“Additional Costs” has the meaning given such term in Section 6.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent such Foreign Subsidiary entering into or joining a Guaranty would cause a Deemed Dividend Problem.

“Affiliate” means any Person (i) that, directly or indirectly, Controls is Controlled by, or is under common Control with, Borrower, or (ii) that is a member, director, manager, or officer of Borrower or of any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, Borrower, together with, in each case, their respective relatives (whether by blood or marriage), heirs, executors, administrators, personal representatives, successors, and assigns, and (iii) any trust of which any of the foregoing Persons is a settlor, trustee or beneficiary.

“All Asia Investment” means the $8 million invested in Borrower by All Asia Digital Entertainment Inc. on or about July 22, 2013.

“Anti-Terrorism Laws” means any applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, applicable Laws comprising or implementing the Bank Secrecy Act, and applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control.

“Applicable Pledge Percentage” means 65% in the case of a pledge by the Borrower or any Domestic Subsidiary of its Equity Interests in an Affected Foreign Subsidiary, and 100% in the case of any other pledge of Equity Interests.

“Blocked Person” means (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a Person with which any lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the US Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above.

“Borrower’s Account” has the meaning given such term in Section 2(a)(2).

“Business Day” means and refers to any day other than Saturday, Sunday or any other day on which commercial banks in New York are authorized or required to close under the Laws of the State of New York.

“Capital Expenditure” means with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets, software or additions to equipment (including replacements, capitalized repairs and improvements) which are required to be capitalized under GAAP on a balance sheet of such Person.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Closing Date” means the date on which all of the conditions precedent in Article 7 are satisfied.

“Closing Documents” has the meaning given such term in Section 7(a)(i).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property which is subject or is to be subject to the Lien granted by any of the Loan Documents.

“Consolidated Basis” means the consolidation in accordance with GAAP of the accounts or other items of the Obligors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Current Executive Officers” means each of the following persons holding the respective office(s) or title(s) set forth after his name: (i) Robert Walston, President and Chief Executive Officer; (ii) Mark Tobin, Executive Vice President and Chief Operating Officer; and (iii) Thomas Boyle, Chief Financial Officer.

“Debt” means with respect to any Person at any time, without duplication, (i) all items which, in accordance with GAAP, would be included in determining total liabilities of such Person as shown on the liability side of a balance sheet of such Person as at the date on which Debt is to be determined; (ii) all obligations secured by any Lien to which any property or asset owned by such Person is subject, whether or not the obligation secured thereby has been assumed by such Person; and (iii) lease obligations of such Person which, in accordance with GAAP, should be capitalized.

“Debt Service” means with respect to any period, the sum of Interest Expense for such period plus Principal Amortization for such period.

“Debt Service Coverage Ratio” means for any period, the ratio of EBITDA calculated on a trailing four quarter basis to Debt Service for the prior four quarter period.

“Debt to Equity Ratio” means, as of the date of determination thereof, the outstanding principal balance of all interest bearing Debt (including, without duplication, guarantees of interest bearing Debt) of Obligors on such date (but excluding from such calculation the outstanding principal balance of the Subordinated Debt) divided by the members’ equity of Obligors as of such date as set forth on the most recent financial statements of Borrower.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing materially adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means any of the events specified in Article 12 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Article 12 would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning given such term in Article 5.

“Dispose” has the meaning given such term in Section 10(g).

“Domestic Subsidiary” means a Subsidiary that is organized under the Laws of a jurisdiction located in the United States of America.

“EBITDA” means, with respect to any fiscal period of Borrower, the net income of Borrower on a Consolidated Basis for such fiscal period, as determined in accordance with GAAP and reported on the financial statements of Borrower for such period, plus to the extent deducted in the determination of such net income for that fiscal period, interest expenses, Federal, state, local and foreign income taxes, depreciation and amortization, and other non-cash charges, plus the net loss from start-up operations as included in Borrower’s income statement, plus to the extent deducted in the determination of such net income for that fiscal period, Funded Merger and Acquisition Costs, and minus, to the extent not deducted in the determination of such net income for that fiscal period, all non-cash revenues and gains.

“Environmental Laws” means any and all Laws as now or may at any time hereafter be in effect, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, injunction or judgment, or settlement agreement, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or, to the extent relating to exposure to substances that are harmful or deleterious to the environment, of human health or safety.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes any Obligor and which is treated as a single employer under Section 414 of the Code.

“Event of Default” has the meaning given such term in Article 12.

“Excluded Subsidiary” has the meaning given such term in Section 9(k).

“Excluded Subsidiary Cap” has the meaning given such term in Section 10(c)(v).

“Executive Order No. 13224” means Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Existing Letters of Credit” means the letters of credit issued by Lender for the account of Borrower set forth on Schedule 1(b).

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) Lender’s obligation to make Advances has terminated as set forth in Section 2(a)(3), (b) all Obligations have been indefeasibly paid in full (other than contingent indemnification obligations) and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to Lender shall have been made), in each case without any pending draw thereon.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of Borrower and its Domestic Subsidiaries directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Floating Rate” means, on any date, the Prime Rate as in effect on such date plus one percent (1.0%) per annum. The Floating Rate shall change contemporaneously with any change in the Prime Rate.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Merger and Acquisition Costs” means merger and acquisition related costs incurred by Borrower if and to the extent funded out of the All Asia Investment.

“Funded Start Up Costs” means the net cash expended by Borrower to fund start up operations if and to the extent funded out of the All Asia Investment.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” has the meaning given such term in Section 8(a).

“Guaranty” means each unconditional, unlimited continuing guaranty of payment and performance of the Obligations executed by a Guarantor in favor of Lender.

“Guarantor” means any Operating Subsidiary of Borrower that executes or becomes party to a Guaranty.

“Hazardous Materials” means (i) any gasoline, petroleum or petroleum products or by-products, radioactive materials, friable asbestos or asbestos-containing materials, urea-formaldehyde insulation, polychlorinated biphenyls and radon gas, and (ii) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as pollutants or contaminants under any Environmental Law.

“Indemnified Parties” has the meaning given such term in Section 14(a).

“Interest Expense” means with respect to any period, all amounts accrued by Borrower on a Consolidated Basis, whether as interest, late charges, service fees, or other charge for money borrowed, on account of or in connection with Obligors’ indebtedness for money borrowed from Lender or any other Person or with respect to which Obligors or any of their respective properties are liable by assumption, operation of law or otherwise, including any capital leases which are required, in accordance with GAAP, to be carried as a liability on Borrower’s consolidated balance sheet.

“Interest Rate” means the Line of Credit Interest Rate, the Term Loan A/B Interest Rate or the Term Loan C Interest Rate, as applicable.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the relevant Letter of Credit Application and any other document, agreement and instrument entered into by Lender and Borrower or in favor of Lender and relating to such Letter of Credit

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, laws, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when due or refinanced as an Advance.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with the last sentence of Section 15(w). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit” means (x) a standby letter of credit issued or to be issued by Lender for the account of Borrower pursuant to Section 2A and for the purpose specified in Section 9(j), and (y) any Existing Letter of Credit.

“Letter of Credit Application” means, with respect to each Letter of Credit, the Application for Irrevocable Standby Letter of Credit and the Standby Letter of Credit Agreement executed by Borrower and delivered to Lender to support the issuance or amendment of such Letter of Credit.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Line of Credit Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Limit” means an amount equal to $1,500,000.00. The Letter of Credit Limit is addition to, and not part of, the Line of Credit.

“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge (including any conditional sale or other title retention agreement, any sale-leaseback, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the UCC or comparable Law of any other jurisdiction, domestic or foreign, and mechanics’, materialmen’s and other similar liens and encumbrances).

“Line of Credit” means the line of credit in an amount of up to $1,000,000.00 made available by Lender to Borrower pursuant to the provisions of Article 2.

“Line of Credit Interest Rate” means a rate per annum equal to the greater of (i) the Floating Rate and (ii) four and one-half percent (4.5%).

“Line of Credit Maturity Date” means the earlier of (i) November 1, 2015, or (ii) the date the payment of the Obligations has been accelerated pursuant to Article 12 upon the occurrence of an Event of Default.

“Line of Credit Note” has the meaning given such term in Section 2(a)(1).

“Loan Documents” means collectively this Agreement, the Notes, the Security Documents, each Guaranty, each Issuer Document, and any other agreement, instrument or document whether now or hereafter executed and delivered to Lender in connection herewith.

“Loans” means, collectively, Advances under the Line of Credit and the Term Loans.

“Material Subsidiary” means (x) Psyop Productions, LLC, and (y) any other Domestic Subsidiary of Borrower or of any of Borrower’s Subsidiaries with respect to which the net income of such Person for any period of four consecutive fiscal quarters comprises in excess of 20% of the net income of Borrower on a Consolidated Basis for such period, as determined in accordance with GAAP and reported on the financial statements of Borrower for such period. A Subsidiary that becomes a Material Subsidiary pursuant to clause (y) of this definition shall remain a Material Subsidiary notwithstanding any subsequent failure of such Subsidiary to qualify as such under clause (y).

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Obligor or any ERISA Affiliate contributes or is obligated to contribute.

“Notes” means, collectively, the Line of Credit Note and the Term Loan Notes.

“Obligations” means the Loans, together with interest thereon, and any and all other liabilities and obligations of whatever nature of Obligors to Lender including in respect of the Loans and the Letters of Credit, no matter how or when arising and whether under the Loan Documents, or under any other agreements, guarantees, instruments or documents, past, present or future, and the amount due on any notes, or other obligations of any Obligor given to, received by or held by Lender (including overdrafts or any debt, liability or obligation of any Obligor to others which Lender may obtain by assignment or otherwise) for or on account of any of the foregoing, whether, in each case, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising. The term “Obligations” also includes all costs and expenses, including any and all attorneys’ fees, costs and expenses relating to the appraisal and/or valuation of assets and all other costs and expenses, incurred or paid by Lender in exercising, preserving, defending, collecting, administering, enforcing or protecting any of its rights under the Obligations or under the Loan Documents or with respect to the Collateral or in any litigation arising out of the transactions evidenced by the Obligations.

“Obligors” means, collectively, Borrower and Guarantors.

“Operating Cash Flow” means for any period, an amount equal to the consolidated operating cash flow for such period as shown on Borrower’s consolidated financial statements for such period plus Funded Merger and Acquisition Costs and Funded Start Up Costs minus to the extent not actually distributed in cash to Obligors by any Excluded Person during such period, the operating cash flow of such Excluded Person during such period minus the sum of the following items in such period: (i) all internally-funded Capital Expenditures of Obligors, and (ii) all principal payments required to be made by Obligors with respect to the Debt of Obligors. As used herein, “Excluded Person” means, with respect to any period, any Person (other than a Guarantor) the accounts of which are consolidated with those of Borrower in the Borrower’s consolidated financial statements for such period.

“Operating Subsidiary” means a direct or indirect Subsidiary of Borrower which (i) is engaged in a business, (ii) has a net book value of $25,000 or more, or (iii) owns any Equity Interests in any other Operating Subsidiary.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, by-laws, operating agreement, limited partnership agreement or other such governing or constitutive document of such Person.

“Outstanding Amount” means with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Participant” has the meaning given such term in Section 15(h).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of any Obligor or any ERISA Affiliate and covered by Title IV of ERISA.

“Permits” has the meaning set forth in Section 8(k).

“Permitted Acquisition” means a merger, consolidation, acquisition of Equity Interests or assets, or other similar transaction where Borrower, any Guarantor or any Excluded Subsidiary directly or indirectly acquires all or a substantial part of the business and/or assets of another Person (“such Person”), provided that (i) Borrower or its Subsidiary is the surviving entity; (ii) the transaction has been approved by the board of directors or other similar governing body of such Person; (iii) such Person, or the assets of such Person, to be acquired shall be in, or utilized in, a reasonably related line of business as Obligors; (iv) immediately prior to and immediately upon consummation of the transaction there shall not exist a Default or an Event of Default; (v) there exists, at the time of the acquisition, no material litigation pending, or any material judgment having been rendered (which has not been bonded or otherwise discharged), against the Equity Interests or assets being acquired; (vi) all material third party consents and approvals necessary in connection with the acquisition of such Person or such assets have been obtained and such approvals or consents carry no conditions or contingencies which may result in a material adverse effect on the operations, business, properties or financial condition of Obligors taken as a whole; (vi) Lender is provided with such information, documents, certificates or other evidence of the foregoing as it may reasonably request, including, without limitation, evidence that any Equity Interests or assets acquired are free and clear of any Liens (except Permitted Liens); and (vii) at least five Business Days prior to closing of any such transaction Borrower shall have provided Lender with written notice of the transaction, together with copies of all material agreements relating thereto, along with pro forma financial statements of Borrower of the types or categories referred to in Section 9(d) and projections for/covering a period of not less than one year from and after the closing date of any such Permitted Acquisition. All such financial statements and projections shall have been prepared in good faith by the management of Borrower based upon reasonable assumptions, shall not be incorrect or misleading in any material respect, and shall be reasonably satisfactory in form and substance to Lender.

“Permitted Liens” means Liens on an Obligor’s assets permitted under Section 10(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, joint stock company, trust, unincorporated organization, Governmental Authority, or any other form of entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Obligor or any ERISA Affiliate.

“Pledge Subsidiary” means (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary.

“Prime Rate” means, on any date, the rate most recently published as the “United States Prime Rate” in the Eastern print edition of the Wall Street Journal, or, if the Wall Street Journal ceases publication of the prime rate, the base, reference or other rate then designated by Lender, in its sole and absolute discretion, for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

“Principal Amortization” means with respect to any period, all amounts which Borrower and the Operating Subsidiaries are required to pay (whether regularly scheduled or as a result of a default and acceleration and whether or not actually paid) in reduction of the indebtedness referred to in the definition of Interest Expense, as required by the documents relating to such indebtedness; excluding, however, required principal payments with respect to the Line of Credit.

“RCRA” means the Resource Conservation and Recovery Act, 42 USC. §§ 6901 et seq.

“Reimbursement Date” means the date on which Borrower is required to reimburse Lender in respect of any drawing on a Letter of Credit pursuant to Section 2A(c)(i).

“Releases” has the meaning given such term in Section 8(q).

“Restricted Payments” has the meaning given such term in Section 10(m).

“Security Agreement” means a security agreement executed by an Obligor in favor of Lender pursuant to which such Obligor grants to Lender a first priority security interest in all of such Obligor’s assets to secure the Obligations.

“Security Documents” means the Security Agreements, the Trademark Security Agreements, and all other agreements, whether entered into prior to or after the Closing Date, made by any Obligor to Lender pursuant to which such Obligor has granted a Lien on all or certain of its assets to Lender to secure the Obligations.

“Subordinated Debt” has the meaning given such term in Section 10(b)(iv).

“Subordination Agreement” has the meaning given such term in Section 10(b)(iv).

“Subsidiary” means an entity (with respect to another entity) of which more than 50% of the outstanding equity interests having voting power to elect a majority of its Board of Directors or managers or similar controlling Persons (whether or not at the time the holders of any other class or classes of securities of such entity shall or might have such voting power by reason of the happening of any contingency) is at any time directly or indirectly owned by another entity or an Affiliate of any such other entity.

“Term Loan A” means the term loan in the amount of $1,250,000.00 made by Lender to Borrower on February 29, 2012.

“Term Loan A Maturity Date” means the earlier of (i) March 1, 2017, or (ii) the date the payment of the Obligations has been accelerated pursuant to Article 12 upon the occurrence of an Event of Default.

“Term Loan A Note” means the promissory note dated February 29, 2012, in the amount of $1,250,000.00 made by Borrower to Lender.

“Term Loan A/B Interest Rate” means five and three-quarters percent (5.75%) per annum.

“Term Loan B” means the term loan in the amount of $1,000,000.00 made by Lender to Borrower on March 1, 2013.

“Term Loan B Maturity Date” means the earlier of (i) April 1, 2018, or (ii) the date the payment of the Obligations has been accelerated pursuant to Article 12 upon the occurrence of an Event of Default.

“Term Loan B Note” means the promissory note dated March 1, 2013, in the amount of $1,000,000.00 made by Borrower to Lender.

“Term Loan C” means the term loan in the amount of $3,000,000.00 made by Lender to Borrower on Closing Date.

“Term Loan C Interest Rate” means (a) during the period commencing on the Closing Date and continuing through March 31, 2016, four and one-quarters percent (4.25%) per annum, and (b) thereafter, a fixed rate equal to the Prime Rate as in effect on May 1, 2016 plus 1% per annum but in no event less than four and one-quarters percent (4.25%) per annum.

“Term Loan C Maturity Date” means the earlier of (i) April 1, 2019, or (ii) the date the payment of the Obligations has been accelerated pursuant to Article 12 upon the occurrence of an Event of Default.

“Term Loan C Note” means the promissory note dated the Closing Date, in the amount of $3,000,000.00 made by Borrower to Lender.

“Term Loan Notes” means, collectively, Term Loan A Note, Term Loan B Note and Term Loan C Note.

“Term Loans” means, collectively, Term Loan A, Term Loan B and Term Loan C.

“Third Party” means any Person other than an Obligor, an owner of any Equity Interests of Borrower, or an Affiliate of an Obligor or such owner.

“Trademark Security Agreement” means a trademark security agreement and a trademark security agreement for recording executed by an Obligor in favor of Lender pursuant to which such Obligor grants to Lender a first priority security interest in all of such Obligor’s Trademark Collateral (as defined therein) to secure the Obligations, together with Assignments in the form attached to the trademark security agreement.

“UCC” means the New York Uniform Commercial Code.

“Unreimbursed Amount” has the meaning given such term in Section 2A(c)(i).

(c) Notwithstanding anything to the contrary contained in this Agreement, for the purpose of determining EBITDA and Operating Cash Flow with respect to any period, the aggregate “add back” for net losses from start-up operations, Funded Merger and Acquisition Costs and Funded Start Up Costs shall not exceed $1,700,000 with respect to fiscal 2013, $4,300,000 with respect to fiscal 2014, and $2,000,000 in the aggregate for all periods thereafter.

2. Terms of Loans.

(a) Line of Credit. Pursuant to the terms of this Agreement, Lender shall make the Line of Credit available to Borrower, upon the request of Borrower, upon the following terms and conditions:

(1) Borrower has the right, from time to time, to borrow, pay and reborrow on account of the Line of Credit and Lender shall make advances on account of the Line of Credit (“Advances”) to Borrower as described herein, provided that Lender will not be required and shall have no obligation to make any Advance (x) so long as a Default has occurred and has not been cured by Borrower or waived by Lender or an Event of Default has occurred and has not been waived by Lender, (y) if Lender’s obligation to make Advances has terminated as set forth in Section 2(a)(3), or (z) if the amount of the requested Advance would exceed the amount available to be borrowed under the Line of Credit. The principal amount of the Line of Credit, or such part thereof as may be from time to time outstanding, shall be in an amount not to exceed $1,000,000 at any time and shall be evidenced by a promissory note dated the date hereof, executed by Borrower and payable to the order of Lender, in the form of Exhibit A (the “Line of Credit Note”);

(2) All Advances made by Lender to Borrower pursuant to this Section 2(a) shall be recorded in an account on the books of Lender bearing Borrower’s name (hereinafter called “Borrower’s Account”). Lender shall render and send to Borrower a monthly statement of Borrower’s Account showing the outstanding aggregate principal balance of the Line of Credit, together with interest and other appropriate debits and credits as of the date of the statement. The statement of Borrower’s Account shall be considered correct in all respects, absent manifest error, and accepted by and be conclusively binding upon Borrower unless Borrower makes specific written objections thereto within 30 days after the date the statement of Borrower’s Account is sent; and

(3) Lender’s obligation to make Advances shall terminate on the Line of Credit Maturity Date. On the Line of Credit Maturity Date, Borrower shall immediately pay to Lender the then outstanding aggregate principal amount of the Line of Credit, together with interest accrued thereon to the date of payment. No such termination shall (i) in anyway affect or impair the security interest granted to Lender hereunder or any other rights of Lender under any of the Loan Documents, arising prior to any such termination or by reason thereof, (ii) relieve Borrower of any obligation to Lender under any of the Loan Documents, or otherwise, until all the Obligations are fully paid and performed, or (iii) affect any right or remedy of Lender under any of the Loan Documents.

(b) Notice and Manner of Borrowing under Line of Credit.

(1) Whenever Borrower desires to obtain an Advance hereunder, Borrower shall notify Lender (which notice shall be irrevocable) by efax (to (516) 706-2455 or such other number as Lender may determine by notice to Borrower) or by email (to loanadministration@cnbny.com or such other address as Lender may determine by notice to Borrower) received no later than 3:00 p.m. on the date which the requested Advance is to be made. Such notice shall (i) specify the effective date and amount of such Advance; (ii) shall be on letterhead of Borrower signed by an authorized officer of Borrower; and (iii) if sent by email, shall be transmitted as a PDF attachment to the email address set forth above; and

(2) Subject to the terms and conditions hereof, Lender shall make each Advance on the effective date specified therefor in the relevant borrowing notice by crediting the amount of such Advance to Borrower’s operating account with Lender.

(c) Term Loan A. Lender has made Term Loan A to Borrower upon the following terms and conditions:

(i) Term Loan A is evidenced by the Term Loan A Note. Lender is authorized to record the date and amount of each payment or prepayment of principal thereof in its records or on the grid schedule annexed to Term Loan A Note; provided, however, that the failure of Lender to set forth each payment and other information shall not in any manner affect the obligation of Borrower to repay Term Loan A in accordance with the terms of Term Loan A Note and this Agreement. Term Loan A Note, the grid schedule and the books and records of Lender shall constitute presumptive evidence of the information so recorded absent manifest error. Borrower hereby reaffirms that Term Loan A Note and all of Borrower’s obligations thereunder shall continue to remain in full force and effect and that nothing contained in this Agreement shall modify or release in any respect whatsoever Term Loan A Note or any of Borrower’s obligations thereunder; and

(ii) On the Term Loan A Maturity Date, Borrower shall immediately pay to Lender the then outstanding aggregate principal amount of Term Loan A, together with interest accrued thereon to the date of payment.

(d) Term Loan B. Lender has made Term Loan B to Borrower upon the following terms and conditions:

(i) Term Loan B is evidenced by the Term Loan B Note. Lender is authorized to record the date and amount of each payment or prepayment of principal thereof in its records or on the grid schedule annexed to Term Loan B Note; provided, however, that the failure of Lender to set forth each payment and other information shall not in any manner affect the obligation of Borrower to repay Term Loan B in accordance with the terms of Term Loan B Note and this Agreement. Term Loan B Note, the grid schedule and the books and records of Lender shall constitute presumptive evidence of the information so recorded absent manifest error. Borrower hereby reaffirms that Term Loan B Note and all of Borrower’s obligations thereunder shall continue to remain in full force and effect and that nothing contained in this Agreement shall modify or release in any respect whatsoever Term Loan B Note or any of Borrower’s obligations thereunder; and

(ii) On the Term Loan B Maturity Date, Borrower shall immediately pay to Lender the then outstanding aggregate principal amount of Term Loan B, together with interest accrued thereon to the date of payment.

(e) Term Loan C. Pursuant to the terms of this Agreement, Lender shall make Term Loan C to Borrower on the Closing Date, upon the following terms and conditions:

(i) Term Loan C shall be evidenced by a promissory note, substantially in the form of Exhibit B, with appropriate insertions (“Term Loan C Note”), payable to the order of Lender and representing the obligation of Borrower to pay the unpaid principal amount of Term Loan C, duly executed and delivered on behalf of Borrower, in the principal amount of Term Loan C. Lender is authorized to record the date and amount of each payment or prepayment of principal thereof in its records or on the grid schedule annexed to Term Loan C Note; provided, however, that the failure of Lender to set forth each payment and other information shall not in any manner affect the obligation of Borrower to repay Term Loan C in accordance with the terms of Term Loan C Note and this Agreement. Term Loan C Note, the grid schedule and the books and records of Lender shall constitute presumptive evidence of the information so recorded absent manifest error. Term Loan C Note shall (x) be dated the Closing Date, (y) be stated to mature on the Term Loan C Maturity Date, and (z) be payable in (1) 12 consecutive equal monthly installments of interest only, commencing on May 1, 2015 and continuing on the first day of each of the next 11 consecutive calendar months thereafter, and (2) 36 consecutive equal fully-amortizing monthly installments of principal and interest, commencing on May 1, 2016 and continuing on the first day of each of the next 35 consecutive calendar months thereafter; and

(ii) On the Term Loan C Maturity Date, Borrower shall immediately pay to Lender the then outstanding aggregate principal amount of Term Loan C, together with interest accrued thereon to the date of payment.

2A. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, Lender agrees (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with clause (ii) below, and (y) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Limit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) Lender shall not issue any Letter of Credit if:

(A) the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension;

(B) with respect to any Letter of Credit issued in lieu of a security deposit with respect to real property leased by any Obligor, the expiry date of the requested Letter of Credit would occur after the expiration date of such lease; or

(C) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date.

(iii) Lender shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Lender from issuing the Letter of Credit, or any Law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit, or request that Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Lender in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of Lender applicable to letters of credit generally;

(C) except as otherwise agreed by Lender, the Letter of Credit is in an initial stated amount less than $100,000;

(D) the Letter of Credit is to be denominated in a currency other than United States dollars; or

(E) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) Lender shall be under no obligation to amend any Letter of Credit if (A) Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to Lender in the form of a Letter of Credit Application, appropriately completed and signed by an authorized officer of Borrower. Such Letter of Credit Application must be received by Lender not later than 12:00 noon at least two Business Days (or such later date and time as Lender may agree in a particular instance in its sole discretion) prior to the proposed date of issuance or amendment, as the case may be. Borrower shall furnish to Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as Lender may require.

(ii) Unless Lender has determined prior to the requested date of issuance or amendment (to extend the expiry date or increase the face amount) of the applicable Letter of Credit, that one or more applicable conditions contained in this Article 2A or in Article 7 shall not then be satisfied, then, subject to the terms and conditions hereof, Lender shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with Lender’s usual and customary business practices.

(iii) If Borrower so requests in any applicable Letter of Credit Application, Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit Lender to prevent any such extension in its sole discretion at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by Lender, Borrower shall not be required to make a specific request to Lender for any such extension.

(c) Reimbursement.

(i) If Borrower fails to reimburse Lender for any draw on a Letter of Credit on or before the time such reimbursement is required under the applicable Letter of Credit Application, Borrower shall be deemed to have requested an Advance to be disbursed on the Reimbursement Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without having to give the notice specified in Section 2(b)(1), but subject to the amount of the unutilized portion of the Line of Credit and the conditions set forth in Sections 2(a)(1) and 7(b). Borrower shall pay Lender interest on any Unreimbursed Amount from the date of any payment by Lender under a Letter of Credit, to the Reimbursement Date at the Line of Credit Interest Rate. Any notice given by Lender pursuant to this clause (c) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) With respect to any Unreimbursed Amount that is not fully refinanced by an Advance because any of the conditions set forth in Section 2(a)(1) and 7(b) cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

(d) Letter of Credit Fees. Borrower agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i) with respect to each Letter of Credit, a letter of credit fee equal to the greater of 2% of the amount available to be drawn under such Letter of Credit and $600. Each such fee shall be payable on the issuance of such Letter of Credit and on each anniversary of the issuance thereof if such Letter of Credit remains outstanding on such date; and

(ii) with respect to the issuance, cancellation, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges and any other out-of-pocket costs and expenses incurred in connection therewith, payable directly to Lender for its own account in accordance with Lender’s standard schedule for such charges in effect at the time of such issuance, cancellation, amendment, transfer or payment, as the case may be. Such fees, costs and charges are due and payable on demand (or as otherwise provided by Lender in the Issuer Documents) and are nonrefundable.

(e) Conflict with Issuer Documents. If any provision of an Issuer Document is inconsistent with any provision of this Agreement, the terms of this Agreement shall control unless such Issuer Document specifically states that such provision of such Issuer Document shall control.

3. Payment of Interest on Loans; Computation of Interest and Fees.

(a) All Advances shall bear interest at the Line of Credit Interest Rate. Term Loan A and Term Loan B shall bear interest at the Term Loan A/B Interest Rate. Term Loan C shall bear interest at the Term Loan C Interest Rate. Interest shall be charged on the principal balance of the Loans from time to time outstanding. Interest on the Advances shall be payable monthly, on the first Business Day of each month hereafter, commencing on the first Business Day of the month immediately following the date hereof. Interest on the Term Loans shall be paid as provided in the Term Loan Notes. All payments received by Lender on account of the Loans shall be in lawful money of the United States of America and in immediately available funds, and shall be applied by Lender first to outstanding accrued interest and then to outstanding principal. Borrower hereby authorizes Lender to debit Borrower’s operating account with Lender for the payment of the principal of and accrued interest on the Loans on the due dates thereof. If there are not sufficient funds in Borrower’s operating account to pay any such interest payment in full on the due date thereof, then Borrower shall immediately pay to Lender the amount of such installment payment then due (on the amount of such shortfall, as appropriate) in immediately available funds.

(b) Interest and all fees payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day, and such extension shall be included in computing interest and fees in connection with such payment.

4. Late Charges. If the entire amount of any payment required under any Loan Document is not paid in full within five days after the same is due, Borrower shall pay to Lender a late fee equal to 3.0% of such payment.

5. Default Rate of Interest. Interest on the Loans at all times after the occurrence and during the continuation of an Event of Default, and interest on all payments of interest that are not paid when due, shall accrue at a default rate per annum equal to the applicable Interest Rate plus 3% per annum until repaid in full (the “Default Rate”).

6. Increased Costs. If applicable Law, treaty or regulation or directive from any Governmental Authority, or any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or Governmental Authority, shall:

(i) subject Lender to any tax of any kind whatsoever (except taxes on the overall net income of Lender) with respect to this Agreement, any Note or any Loan, or change the basis of taxation of payments to Lender in respect thereof (except for changes in the rate of tax on the overall net income of Lender);

(ii) impose, modify or hold applicable any reserve, premium, special deposit, compulsory loan or similar requirements against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Lender, including pursuant to Regulations of the Board of Governors of the Federal Reserve System;

(iii) in the opinion of Lender, cause any Note, any Loan or this Agreement to be included in any calculations used in the computation of regulatory capital standards; or

(iv) impose on Lender any other condition;

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining the Loans or any part thereof by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of the Loans by an amount that Lender deems to be material, then, in any case, Borrower shall promptly pay to Lender, upon its demand, such additional amount as will compensate Lender for such additional costs or such reduction as the case may be (“Additional Costs”). Lender shall prepare a certificate as to any Additional Costs payable to it pursuant to this Article 6, which certificate shall be submitted by Lender to Borrower and shall, absent manifest error, be deemed conclusive.

7. Conditions to Extensions of Credit.

(a) Conditions of Initial Extension of Credit. The obligations of Lender to make Term Loan C and the Advances and to issue Letters of Credit shall not become effective until the date on which the following conditions shall have been satisfied, and Lender shall have received all of the following, in form and substance reasonably satisfactory to Lender:

(i) executed originals of each of:

(1) this Agreement;

(2) the Line of Credit Note;

(3) the Term Loan C Note;

(4) the Amended and Restated Borrower Security Agreement between Borrower and Lender, the Amended and Restated Guarantor Security Agreement between Blacklist Productions, LLC, Massmarket Media Services, LLC, Psyop Productions, LLC, Influence Content, LLC, Psyop Film and Television, LLC, Persuade Content, LLC, Psyop Filmed Entertainment, LLC, Psyop Games, LLC and Lender;

(5) a Joinder and Confirmation from Blacklist Productions, LLC, Massmarket Media Services, LLC, Psyop Productions, LLC, Influence Content, LLC, Psyop Film and Television, LLC, Persuade Content, LLC, Psyop Filmed Entertainment, LLC and Psyop Games, LLC, to Lender;

(6) a Supplement to Trademark Security Agreement executed by Massmarket Media Services, LLC; and

(7) the certificates and other documents required to be delivered under the Amended and Restated Borrower Security Agreement (collectively, the “Closing Documents”);

(ii) a certificate of the Secretary of each Obligor which shall certify (a) resolutions of the members of each Obligor evidencing approval of each of the Closing Documents to which such Obligor is or will be a party and the other matters contemplated hereby and thereby; (b) the names and true signatures of the officers of such Obligor authorized to sign each of the Closing Documents to which such Obligor is or will be a party and the other documents or certificates to be delivered pursuant to this Agreement by such Obligor or any of its officers; (c) with respect to Borrower and to Guarantors in existence on February 29, 2012, that there has been no change to the Organizational Documents of such Obligors since such date (or, if there has been such change, attaching copies of the amended Organizational Documents);

(iii) certificates of good standing from the Secretary of State of the State of Delaware with respect to the legal existence of each Obligor;

(iv) with respect to Guarantors not in existence on February 29, 2012, (x) a copy of the certificate of formation of each such Guarantor certified by the Secretary of State of the State of Delaware, and (y) a copy of the operating agreement of each such Guarantor certified by the Secretary of such Guarantor;

(v) evidence that (x) Lender holds a perfected, first priority Lien on all Collateral, and (y) none of such Collateral is subject to any other Liens other than Permitted Liens;

(vi) payment of the non-refundable fees and disbursements of Lender’s independent counsel, Jaspan Schlesinger LLP, for the preparation of this Agreement and the instruments, documents and agreements delivered pursuant hereto to the extent invoiced prior to or on the Closing Date, plus such additional amounts as shall constitute Lender’s reasonable estimate of any such fees and expenses incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Lender with respect thereto);

(vii) an opinion of counsel for Obligors, dated the Closing Date, addressed to Lender and containing the opinions set forth on Exhibit C or other opinions acceptable to Lender; and

(viii) such other documents, instruments, certificates and opinions as Lender may reasonably request in connection with the consummation of the transactions contemplated hereby.

(b) Conditions of Initial and Subsequent Extensions of Credit. The obligations of Lender to make Term Loan C and any Advances and to issue any Letter of Credit on or subsequent to the Closing Date are subject to Lender’s satisfaction with or waiver of the following conditions precedent:

(i) the representations and warranties made by Obligors herein or which are contained in any of the Loan Documents and which are qualified by materiality shall be true and correct in all respects on and as of the date of Term Loan C or any such Advance or issuance of Letter of Credit as if made on and as of such date;

(ii) the representations and warranties made by Obligors herein or which are contained in any of the Loan Documents and which are not qualified by materiality shall be true and correct in all material respects on and as of the date of Term Loan C or any such Advance or issuance of Letter of Credit as if made on and as of such date;

(iii) at the time of and immediately after giving effect to Term Loan C, such Advance, or issuance of such Letter of Credit, each Obligor shall be in compliance with all the terms and provisions set forth herein or in any other Loan Document on its part to be observed or performed, and no Default or Event of Default shall have occurred and be continuing on the Closing Date or such subsequent date or will result after giving effect to Term Loan C, such Advance or the issuance of such Letter of Credit;

(iv) in the case of the issuance of a Letter of Credit, Borrower shall have executed and delivered to Lender a Letter of Credit Application in form and content acceptable to Lender and shall have complied with Sections 2A(a) and 2A(b); and

(v) Lender shall have received such other documents as Lender in its reasonable discretion may request.

(c) Each borrowing by Borrower hereunder (including the issuance of a Letter of Credit) constitutes a representation and warranty by Borrower to Lender as of the date of each such borrowing that the conditions set forth in Section 7(b) (other than those that have been waived by Lender) have been satisfied.

8. Representations and Warranties. Borrower represents and warrants to Lender that:

(a) Financial Statements. The audited financial statements of Borrower and its Affiliates (together, the “Group”) dated as of December 31, 2011, December 31, 2012 and December 31, 2013, and the interim financial statements of the Group dated as of August 31, 2014, present fairly, in all material respects, the financial position of the Group and the results of its operations and its cash flows as of such date, in conformity with GAAP; there has not been any material adverse change in the financial condition of any member of the Group since December 31, 2013, and no member of the Group has any liabilities, fixed or contingent, which are not fully shown or provided for in said financial statements as of the date thereof except obligations of such member of the Group created after such date in the ordinary course of business;

(b) Organization. Each Obligor is a limited liability company duly incorporated or organized and validly existing under the Laws of the State of Delaware, is duly qualified and is authorized to do business and is in good standing as a foreign corporation or limited liability company in each state or jurisdiction in which the failure of such Obligor to be so qualified would have a material adverse effect on its operations, business, properties or financial condition, and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted;

(c) Judgments; Litigation; Taxes. There is no judgment, decree or order outstanding or arbitration, litigation or governmental proceeding or investigation pending, or, to Borrower’s knowledge, threatened against any Obligor which might have a material adverse effect upon such Obligor’s position, financial, operating or otherwise, and each Obligor has filed all tax returns and reports required to be filed by such Obligor with the United States government and all state and local governments and has paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports;

(d) Enforceability; Authorization. The Loan Documents to which each Obligor is a party are each valid, legal and binding upon such Obligor and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditors’ rights generally and to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and the execution and delivery of the Loan Documents to which each Obligor is a party have been duly authorized by all necessary corporate action of such Obligor;

(e) No Conflict or Default. The execution and delivery by each Obligor of the Loan Documents to which it is a party, the consummation of the transactions contemplated therein and the fulfillment of or compliance with the terms and provisions thereof: (i) will not conflict with or result in a breach of any of the terms, conditions or provisions of any agreement, instrument or other undertaking to which such Obligor is a party or by which such Obligor is bound; (ii) do not constitute a default thereunder or under any of them; (iii) will not result in the creation or imposition of any Lien upon any of such Obligor’s property or assets pursuant to the terms of any such agreement, instrument or other undertaking; (iv) do not require the consent or approval of any Governmental Authority and will not violate the provisions of any Laws applicable to such Obligor; and (v) with respect to each Obligor, are within such Obligor’s powers, and are not in contravention of any provisions of its Organizational Documents. No Obligor is in default under any material agreement, indenture, mortgage, deed of trust, or any other agreement or any court order or other order issued by any Governmental Authority to which such Obligor is a party or by which such Obligor may be bound;

(f) Accurate Information. All information furnished or to be furnished by Obligors pursuant to the terms hereof or the other Loan Documents will not, at the time the same is furnished, contain any untrue statement of a material fact and, when taken as a whole, will not omit to state a material fact necessary in order to make the information so furnished, in light of the circumstances under which such information is furnished, not misleading;

(g) Compliance with Laws. Each Obligor is in compliance with all Laws applicable to it or its operations, except where the failure to comply by such Obligor would not have a material adverse effect on its operations, business, properties or financial condition or its ability to carry out its obligations under the Loan Documents to which it is a party;

(h) Subsidiaries. Schedule 8(h) sets forth a list of each Subsidiary of Borrower. Except for the Subsidiaries listed in Schedule 8(h), neither Borrower nor any Subsidiary of Borrower has any Subsidiaries and neither Borrower nor any Subsidiary of Borrower has invested in the Equity Interests of any other Person, and, except as set forth on Schedule 8(i), there are no fixed, contingent or other obligations on the part of any Obligor to issue any additional Equity Interests. Except as set forth on Schedule 8(i), each Subsidiary of Borrower is wholly owned by Borrower, and each Subsidiary of a Subsidiary of Borrower is wholly owned by such Subsidiary. Psyop Productions, LLC is the sole Material Subsidiary as of the date hereof;

(i) Ownership of Obligors. The outstanding Equity Interests of Borrower and the Subsidiaries of Borrower that are not wholly owned by Borrower are set forth on Schedule 8(i). Except as set forth on such Schedule, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any securities or obligations convertible into, or any powers of attorney relating to, the Equity Interests of any Obligor;

(j) No Restrictions. No Obligor is a party to any agreement or instrument or subject to any restriction (including any restriction set forth in its Organizational Documents) materially and adversely affecting, or insofar as Borrower may reasonably foresee, is reasonably likely to so affect, such Obligor’s operations, business, properties or financial condition or its ability to carry out its obligations under the Loan Documents to which it is a party;

(k) Permits. Each Obligor possesses all licenses and governmental consents, authorizations, certificates, permits, licenses, orders and approvals (collectively, “Permits”), or rights in any thereof, adequate for the conduct of its business as now conducted and presently proposed to be conducted, without conflict of the rights or claimed rights of others, is in good standing with respect thereto, and no action or filing with or consent by, any Person is required to authorize or is otherwise required in connection with the conduct of Borrower’s businesses as now and presently proposed to be conducted;

(l) Solvency. The fair salable value of the assets of each Obligor exceeds and will, immediately following the making and funding of the Loans, exceed its total liabilities (including contingent liabilities). The fair salable value of the assets of each Obligor is and will, immediately following the making and funding of the Loans, be greater than Obligor’s probable liabilities (including contingent liabilities) or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making and funding of the Loans, will not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Neither Borrower nor, to Borrower’s knowledge, any other Obligor, intends to, or believes that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by such Obligor and the amounts to be payable on or in respect of obligations of such Obligor);

(m) Corporate Name. The name of each Obligor has not changed since its incorporation or organization, and each Obligor has conducted and currently conducts its business solely in its own name or, in the case of Blacklist Productions, LLC, as “Blacklist”;

(n) ERISA. Except as set forth on Schedule 8(n), no Obligor nor any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable state Law). No Obligor nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the Code or applicable state Law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the Code is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status. No Obligor nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under such Plan). No “prohibited transaction” within the meaning of Section 406 of Employee Retirement Income Security Act (“ERISA”) or Section 4975 of the Internal Revenue Code exists or will exist upon the execution and delivery of this Agreement and the other Loan Documents, or the performance by the parties hereto or thereto of their respective duties and obligations hereunder and thereunder;

(o) No Default. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Obligors’ performance hereunder, constitute a Default or an Event of Default;

(p) Properties. No Obligor owns any real property and each Obligor has valid and subsisting leasehold interests in the real property occupied by it. Each Obligor has good title to all of the Collateral as to which it has granted a Lien to Lender, in each case, free and clear of all Liens except Permitted Liens;

(q) OHSA and Environmental Compliance. Each Obligor has duly complied with in all material respects, and its facilities, business, assets, property, leaseholds, real property and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to any Obligor or relating to its business, assets, property, leaseholds or equipment under any such Laws. Each Obligor has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws. There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or within any real property owned or leased by any Obligor; there are no underground storage tanks or polychlorinated biphenyls on any real property owned or leased by any Obligor; no real property owned or leased by any Obligor has ever been used as a treatment, storage or disposal facility of hazardous waste; and no Hazardous Materials are present on any real property owned or leased by any Obligor, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and applicable Laws and in proper storage containers and as are necessary for the operation of the commercial business of Obligors; and

(r) Anti-Terrorism. No Obligor is in violation of any Anti-Terrorism Law, nor does any Obligor engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or violates or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; no Obligor nor any of their respective Affiliates is a Blocked Person; and neither the Loans nor the use of the proceeds thereof will violate the Trading With the Enemy Act (50 USC. § 1 et seq., as amended) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto (including (x) Executive Order No. 13224 and (y) the USA Patriot Act).

(s) Intellectual Property. All material patents, trademarks, service marks, tradenames, copyrights, licenses and other similar rights owned or possessed by Obligors are listed on Schedule 8(s).

9. Affirmative Covenants. Borrower covenants and agrees that, from the date hereof until the Facility Termination Date, unless Lender otherwise agrees in writing, Borrower shall, and shall cause each of the Guarantors to:

(a) Primary Demand Deposit Account. Maintain its primary depository accounts with Lender. If any Obligor fails to maintain such account with Lender, Lender may, upon at least 10 days’ prior notice to Borrower, elect to increase each Interest Rate by two percentage points (2.0%) until such time as all Obligors are in compliance with this requirement;

(b) Pay Obligations. Pay and discharge all taxes, general and special, charges and assessments, and other governmental obligations, which may have been or shall be levied, charged or assessed on or against it, its property, or its income or profits before they become delinquent and pay and discharge on or before their due date any and all other lawful claims and demands whatsoever, including trade obligations;

(c) Insurance. Maintain such liability insurance, workers’ compensation insurance, business interruption insurance and casualty insurance in amounts as may be required by Law, if applicable, or as are customary and usual for prudent businesses in its industry and any other insurance that may be reasonably required by Lender and shall insure and keep insured all Collateral and other properties with insurance companies reasonably satisfactory to Lender and as otherwise required by the other Loan Documents. Borrower shall furnish to Lender copies of all such policies and shall provide evidence of insurance on an annual basis or such more frequent basis as may be requested by Lender from time to time. Lender shall be named as loss payee (with a lender’s loss payable endorsement) with respect to all personal property, and additional insured with respect to all liability insurance, as its interests may appear, with 30 days’ prior written notice to be given to Lender by the insurance carrier prior to cancellation, non-renewal or material modification of such insurance coverage. Such insurance shall also insure Lender notwithstanding any act or neglect of Borrower;

(d) Information. Furnish to Lender:

(i) within 120 calendar days after the end of each of Borrower’s fiscal years following the date hereof, (x) Borrower’s consolidated financial statements including a consolidated balance sheet and statement of income of Borrower and the Operating Subsidiaries, together with related consolidated statements of shareholders’ equity or members’ capital and cash flows; and (y) Borrower’s unaudited balance sheet and statement of income for each Operating Subsidiary whose gross revenue is at least 10% of the aggregate gross revenue of Borrower and its Operating Subsidiaries, or whose gross assets are at least 10% of the aggregate gross assets of Borrower and its Operating Subsidiaries. Each of such financial statements described in clause (x) shall set forth in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail, including all supporting schedules, comments and notes; shall, with respect to the financial statements described in clause (x), be audited by independent certified public accountants of recognized standing selected by Borrower and reasonably satisfactory to Lender and be accompanied by an unqualified audit opinion/report from Borrower’s independent certified public accountants; and shall be prepared in accordance with GAAP consistently applied from year to year, including the fiscal year preceding that for which such statement is being furnished;

(ii) within 60 calendar days after the end of each of the first three calendar quarters of each calendar year following the date hereof, (x) Borrower’s unaudited balance sheet and statement of income as at the end of such period and for the period between the end of the last fiscal year and the end of such period for each Operating Subsidiary whose gross revenue is at least 10% of the aggregate gross revenue of Borrower and its Operating Subsidiaries, or whose gross assets are at least 10% of the aggregate gross assets of Borrower and its Operating Subsidiaries; and (y) the unaudited consolidated balance sheet of Borrower and the Operating Subsidiaries as at the end of such period and the end of the corresponding period of the preceding fiscal year, and consolidated statements of income and cash flows (as applicable) of Borrower and the Operating Subsidiaries for the period between the end of the last fiscal year and the end of such period and for the corresponding period of the preceding fiscal year. All such financial statements described in this clause (ii) shall be certified by the chief financial officer of Borrower as fairly presenting the financial position of Borrower and the Operating Subsidiaries and the results of their operations as at the end of each such period in all material respects;

(iii) concurrently with the delivery of any and all financial statements required by this Agreement, a certificate of the President, Treasurer or Chief Financial Officer of Borrower stating that (x) to the best of his knowledge and belief, all taxes, assessments and charges levied upon Borrower which have become due have been paid, or specifying any such taxes, assessments or charges which have not been paid and stating why they remain unpaid; and (y) to the best of his knowledge and belief, after reviewing each and every covenant (both affirmative and negative) of Borrower hereunder, Borrower is in compliance with each of such covenants in all material respects, or specifying each instance of covenant default or non-compliance of which the signer has knowledge and setting forth what action has been taken to cure any such default or non-compliance. Such certificate shall contain or have appended thereto calculations which set forth Borrower’s compliance with the requirements of Sections 9(m) and 9(n);

(iv) within 90 days after filing, true and signed copies of federal tax returns, complete with all schedules and attachments, filed by Obligors; and

(v) promptly upon Lender’s request therefor, such other information relating to Obligors as Lender may from time to time reasonably request;

(e) Inspection. Allow Lender by or through any of its officers, agents, attorneys, or accountants designated by it for the purpose of ascertaining whether the Loan Documents are being performed and for the purpose of examining its records, to enter its offices to examine or inspect its properties, books and financial records, to make and take away copies of such books and records or extracts therefrom, and to discuss its affairs, finances and accounts with its management and its accountants all at such reasonable times, upon reasonable prior notice, and as often as Lender may reasonably request;

(f) Books and Records; Properties. Keep complete and accurate books and records pertaining to its business and its covenants under this Agreement and maintain and preserve all of its property useful and necessary in its business in working order and condition, ordinary wear and tear and deterioration and casualty loss excepted;

(g) Compliance; Permits. Perform and observe all the terms and provisions of each material contract to be performed or observed by it, comply in all material respects with all Laws applicable to it, and comply with and maintain Permits required under such Laws for the operation of its business;

(h) Environmental Compliance.

(i) Ensure that the real property owned or leased by it and all operations and businesses conducted thereon remains in compliance in all material respects with all Environmental Laws and it shall not place or permit to be placed any Hazardous Materials on any such property except as permitted by applicable Law or appropriate Governmental Authorities;

(ii) Obtain, comply and maintain in all material respects, and ensure the same in all respects by all tenants and subtenants, if any, with all applicable Environmental Laws, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

(iii) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions necessary to remove and clean up all Hazardous Materials from any of its properties required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws;

(i) Further Assurances. Execute and deliver, or cause to be executed and delivered, any and all further documents and take all further actions which may be required under applicable Law, or which Lender may reasonably request, to effect fully the purposes of this Agreement or any other Loan Document, including to grant, preserve, protect and perfect the security interest in the Collateral;

(j) Use of Proceeds. Borrower shall use the proceeds of Advances for working capital purposes and the proceeds of Term Loan C to pay or reimburse moving expenses, computer hardware purchases and leasehold improvements for Borrower’s New York City and California locations, not, in either case, in contravention of any applicable Law or any Loan Document; provided that Borrower will not use the proceeds of the Loans to purchase or carry any margin stock (within the meaning of Regulation U issued by the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of the margin rules. The Letters of Credit shall be issued solely to provide security deposits with respect to real property leased by Borrower or the Operating Subsidiaries and such other purposes as Lender in its sole discretion may approve;

(k) New Subsidiaries. Except for any Operating Subsidiary of which a Third Party owning 20% or more of the outstanding Equity Interests of such Operating Subsidiary does not consent to the following (each such other Operating Subsidiary being referred to herein as an “Excluded Subsidiary”), with respect to any new Operating Subsidiary created by Borrower or any Guarantor after the Closing Date, promptly, and in any event within 10 days of the creation of such Subsidiary:

(i) if such Operating Subsidiary is a Pledge Subsidiary, execute and deliver to Lender such supplements or amendments to the applicable Security Agreement as Lender deems necessary or advisable to grant to Lender a perfected first priority security interest in the Applicable Pledge Percentage of such Operating Subsidiary’s Equity Interests and all proceeds of the foregoing;

(ii) if such Operating Subsidiary is not an Affected Foreign Subsidiary, cause such new Subsidiary (A) to execute and deliver to Lender a Guaranty and a Security Agreement and (B) to take all actions necessary or desirable to grant to Lender a perfected first priority security interest in the Collateral described in such Security Agreement with respect to such new Domestic Subsidiary, including the filing of UCC-1 financing statements in such jurisdictions as may be required by such Security Agreement or by Law or as may be requested by Lender;

(iii) cause such new Subsidiary to execute and deliver to Lender an acknowledgment of the pledge by Borrower or such Guarantor, as the case may be, of its Equity Interests in such Subsidiary as provided above; and

(iv) deliver to Lender a secretary’s certificate of such Subsidiary, with its Organizational Documents and appropriate resolutions attached;

(l) Notices. Promptly (and in any event within five Business Days after Borrower has actual notice of the occurrence of the same) give notice to Lender of (i) the happening of any Default or Event of Default, including the details of such Default or Event of Default and the action Borrower is taking or proposes to take with respect thereto; (ii) the occurrence of any action, suit, investigation, proceeding, arbitration or litigation commenced by or against any Obligor (other than ordinary and routine litigation reasonably expected to be covered under the limits of existing insurance policies); (iii) Borrower knowing or having reason to know that any Reportable Event with respect to any Pension Plan has occurred, including a statement of Borrower’s chief financial officer setting forth details as to such Reportable Event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the PBGC; (iv) any Obligor failing to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the Code, including a statement of Borrower’s chief financial officer setting forth details as to such failure and the action which Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the PBGC; (v) Borrower knowing or having reason to know that any Obligor has or is reasonably expected to have any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, including a statement of Borrower’s chief financial officer setting forth details as to such liability and the action which Borrower proposes to take with respect thereto; (vi) any termination or cancellation of any insurance policy which any Obligor is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting any Obligor’s property; and (vii) any default with respect to any contractual obligation or any other development in the business or affairs of any Obligor which has resulted in or which would reasonably be expected to result in a material adverse effect on its operations, business, properties or financial condition or its ability to carry out its obligations under the Loan Documents;

(m) Debt Service Coverage Ratio. Maintain a Debt Service Coverage Ratio of at least 1.50 to 1.00 as of the last day of each fiscal quarter of Borrower;

(n) Debt to Equity Ratio. Maintain a Debt to Equity Ratio of not more than 2.00 to 1.00 as of the last day of each fiscal quarter of Borrower;

(o) Trademark Security Agreements. If, at the time any Obligor acquires any Trademarks or Licenses (each as defined in the Trademark Security Agreements), such Obligor is not then a party to a Trademark Security Agreement, execute and deliver to Lender a Trademark Security Agreement and take all actions necessary or desirable to grant to Lender a perfected first priority security interest in the Trademark Collateral (as defined in the Trademark Security Agreements) with respect to such Obligor; and

(p) Landlord Waivers. Borrower will use its best efforts, without having to compensate the Lender therefor, to obtain Landlord Lien Waivers and Collateral Agreements with respect to Borrower’s new California and New York locations. Upon the request of Lender, Borrower will advise Lender of the status of such efforts.

10. Negative Covenants. Borrower covenants and agrees that, from the date hereof until the Facility Termination Date, unless Lender shall otherwise consent in writing, Borrower shall not, and shall not permit Guarantors to:

(a) Liens. Create, incur, assume or suffer to exist any Lien of any kind upon or defect in title to or restriction upon the use of any of its property or assets of any character, whether owned at the date hereof or hereafter acquired except:

(i) Liens in favor of Lender pursuant to the terms of the Security Documents;

(ii) Liens arising out of judgments or awards not in excess of the aggregate sum of $50,000.00 in respect of which it shall in good faith be prosecuting an appeal or proceedings for review and in respect of which the applicable Obligor has secured a subsisting stay of execution pending such appeal or proceedings for review, provided it has set aside on its books adequate reserves with respect to such judgment or award;

(iii) inchoate mechanic’s, workmen’s, repairmen’s, warehousemen’s, vendors’ or carriers’ liens, or other similar Liens arising in the ordinary course of business and securing sums which are not past due, or deposits or pledges to obtain the release of any such liens;

(iv) purchase money Liens created under security agreements, financing leases or similar title retention or deferred purchase devices on fixed or capital assets (other than inventory) acquired, constructed or improved by an Obligor prior to or after the date hereof, provided, however, that (i) such Liens secure Debt permitted by Section 10(b)(ii), (ii) any such Lien shall at all times be confined solely to the assets(s) financed and proceeds thereof (and shall not apply to any other property or assets of any Obligor), (iii) the amount of Debt secured by any such Lien shall in no event exceed 100% of the purchase price or construction or improvement cost of such fixed or capital asset and (iv) such Lien and the Debt secured thereby is incurred prior to or within 30 days after such acquisition or the completion of such construction or improvement; and

(v) liens for taxes or other governmental charges and other liens not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b) Debt. Create, incur, assume, or suffer to exist any Debt, other than:

(i) trade Debt incurred in the ordinary course of business, including payments for goods and services;

(ii) Debt owed to Lender;

(iii) Debt secured by purchase money Liens permitted by Section 10(a)(iv); and

(iv) Debt owed to any other Obligor or to any Excluded Subsidiaries, provided that with respect to Debt owed to any Excluded Subsidiary, such Debt (each,

“Subordinated Debt”) has been subordinated to repayment of the Obligations pursuant to a subordination agreement containing terms and conditions reasonably satisfactory to Lender (each a “Subordination Agreement”);

(c) Guaranties. Assume, endorse, guaranty, or become surety for the obligations of any third Person, except for:

(i) the endorsement of checks in the ordinary course of business;

(ii) guarantees of the Debt of any Obligor to the extent such Debt is permitted under Section 10(b);

(iii) guarantees of any operating lease of any Obligor with a bona fide third party and upon commercially reasonable terms;

(iv) course of business; and guarantees of the Debt of any Obligor incurred in the ordinary course of business; and

(iv) guarantees of (x) the Debt of any Excluded Subsidiary to the extent such Debt is permitted under Section 10(b), (y) any operating lease of any Excluded Subsidiary entered into with a bona fide third party and upon commercially reasonable terms, and (z) Debt of any Excluded Subsidiary incurred in the ordinary course of business; provided, however, that the sum of (1) the amount of such Debt and such operating leases, plus (2) the amount of loans and advances made pursuant to Section 10(d)(ii), plus (3) the amount of investments made pursuant to Section 10(e)(iii), shall not exceed at any one time outstanding the sum of (A) 50% of the aggregate capital contributions made to Borrower by Persons other than Obligors after the date hereof plus (B) any Operating Cash Flow remaining after distributions permitted under Section 10(m)(iii) on a cumulative basis year-to-year (the “Excluded Subsidiary Cap”).

(d) Loans and Advances. Make any loans or advances to any Person other than:

(i) loans and advances to another Obligor; and

(ii) loans and advances to Excluded Subsidiaries; provided, however, that the sum of (x) the amount of such loans and advances, plus (y) the amount of Debt and operating leases guaranteed pursuant to Section 10(c)(v), plus (z) the amount of investments made pursuant to Section 10( e)(iii), shall not exceed at any one time outstanding the Excluded Subsidiary Cap;

(e) Securities. Purchase or otherwise acquire any securities except (i) obligations of the United States Government or certificates of deposit issued by a commercial bank having total assets of not less than $50,000,000.00, and an office in the State of New York, provided that the same are pledged to and deposited with Lender; (ii) investments in Guarantors; (iii) investments in Excluded Subsidiaries and other investments in Equity Interests of other Persons; provided, however, that the sum of (x) the amount of investments under this clause (iii), plus (y) the amount of Debt and operating leases guaranteed pursuant to Section 10(c)(v), plus (z) the amount of loans and advances made pursuant to Section 10(d)(ii), shall not exceed at any one time outstanding the Excluded Subsidiary Cap; and (iv) as permitted under Section 10(g);

(f) Affiliate Transactions. Except for transactions by and among Obligors, and except as otherwise expressly permitted in other provisions of this Agreement, enter into any transactions of any kind with any of its Affiliates upon terms that are less favorable to it than terms that could be obtained elsewhere on an arm’s length basis;

(g) Fundamental Changes. (i) Enter into any merger or consolidation, (ii) liquidate, wind-up or dissolve itself, (iii) sell, convey, transfer, assign, lease, abandon or otherwise dispose (including in a sale and leaseback) (“Dispose”) of (in one transaction or in a series of transactions), voluntarily or involuntarily, assets tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse) constituting all or substantially all of its assets and properties, or (iv) acquire all or substantially all of the assets of any other Person or any portion of the assets of any other Person constituting a business, division, branch or other unit of operation of such Person, except that, so long as no Default or Event of Default shall have occurred prior to such act which is then continuing or will occur as a result of such act:

(v) any Guarantor may be merged or consolidated with or into Borrower (provided that Borrower shall be the continuing or surviving entity) or with or into any other Guarantor or Excluded Subsidiary, provided that (1) if an Excluded Subsidiary is the continuing or surviving entity it will comply with clauses (i) and (ii) of Section 9(k) as if it was a new Subsidiary, within five Business Days after such merger or consolidation; and (2) no Domestic Subsidiary may merge or consolidate with or into any Foreign Subsidiary unless such Foreign Subsidiary is a Guarantor and the surviving or continuing entity is a Domestic Subsidiary;

(w) any Guarantor or Excluded Subsidiary may Dispose of all or substantially all of its assets to any Obligor or Excluded Subsidiary (upon the voluntary liquidation or otherwise), provided that (1) if an Excluded Subsidiary acquires all or substantially all of the assets of a Guarantor it will comply with clauses (i) and (ii) of Section 9 (k), as if it was a new Subsidiary, within five Business Days after such acquisition; and (2) no Domestic Subsidiary may Dispose of any its assets to any Foreign Subsidiary;

(x) any Guarantor or Excluded Subsidiary may sell or issue its Equity Interests to Borrower or any other Subsidiary of Borrower, provided that no Domestic Subsidiary may sell or issue its Equity Interests to any Foreign Subsidiary; and

(y) any Obligor may engage in a Permitted Acquisition;

(h) Dispositions. Dispose of any of its property, whether now owned or hereinafter acquired, except as permitted under Section 10(g) and except for:

(i) the Disposition of machinery and equipment no longer used or useful in the business of any Obligor;

(ii) the Disposition of obsolete or worn-out property in the ordinary course of business;

(iii) the sale of inventory in the ordinary course of business;

(iv) Dispositions of property to any Obligor or Excluded Subsidiary for fair consideration, as determined by the parties to such Disposition in their reasonable discretion, on prior notice to Lender (provided that, in the case of a Disposition to an Excluded Subsidiary, such Disposition does not adversely affect the ability of the Obligor making such disposition to conduct its business in the ordinary course); and

(v) the Disposition of the Equity Interests of Borrower or any of its Subsidiaries in any Person, for fair consideration, as determined by Borrower’s Board of Managers in their reasonable discretion.

(i) Name; Organization; Fiscal Year. Change its fiscal year or, except with at least thirty (30) days’ prior written notice to Lender, its name, state of organization or the location of its chief executive office;

(j) New Subsidiaries. Except for acquisitions permitted under Section 10(e), acquire or form any Subsidiaries not in existence on the date hereof (provided that Borrower may form or acquire new Operating Subsidiaries that are Domestic Subsidiaries if Borrower complies with Sections 9(k) and 10(e));

(k) Anti-Terrorism. (i) Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law; or (iv) engage in any business or activity in violation of the Trading with the Enemy Act. Borrower shall deliver to Lender any certification or other evidence requested from time to time by any lender in its sole discretion, confirming Obligors’ compliance with this provision;

(l) Changes in Lines of Business. Enter into any business, directly or indirectly, except for those businesses in which it is engaged on the date of this Agreement or that are reasonably related thereto;

(m) Restricted Payments. Declare or pay any dividend or declare or make any distribution on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any of its Equity Interests whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower or any of its Subsidiaries (collectively, “Restricted Payments”) except that:

(i) any Person in which Borrower directly or indirectly owns Equity Interests may make Restricted Payments to Borrower;

(ii) Borrower may declare and pay dividends and make other distributions and payments with respect to its Equity Interests, in each case, payable solely in its Equity Interests; and

(iii) so long as no Default or Event of Default has occurred and is continuing or would result from the making of such distributions, Borrower may pay cash distributions to its members during any fiscal year of Borrower in an amount not to exceed the Operating Cash Flow with respect to the immediately preceding fiscal year;

(n) Capital Expenditures. In addition to transactions financed with Debt permitted under Section 10(b)(ii), make or commit to make any Capital Expenditure not in the ordinary course of business, except Capital Expenditures not in the ordinary course of business not exceeding $100,000 in any fiscal year in the aggregate among all Obligors; or

(o) Restrictions on Subsidiary Distributions. Enter into or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Borrower to:

(i) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any indebtedness owed to, Borrower or any other Subsidiary of Borrower;

(ii) make loans or advances to, or investments in, Borrower or any other Subsidiary of Borrower; and

(iii) transfer any of its assets to Borrower or any other Subsidiary of Borrower, except for such encumbrances or restrictions existing under or by reason of any restrictions existing under the Loan Documents;

(p) Subordinated Debt.

(i) Make any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt unless permitted under the applicable Subordination Agreement; or

(ii) Amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Subordinated Debt in a manner that is materially adverse to the interests of Lender without the prior written consent of Lender in each instance; or

(q) Anti-Corruption Laws. Directly or indirectly use the proceeds of any Loan or L/C Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.

11. Intentionally Omitted.

12. Default Provisions. In the case of the happening of any of the following events (whether it shall be voluntary or involuntary or come about or be effected by any Law or otherwise) (each such event, an “Event of Default”):

(a) Any payment of principal or interest or any other payment required by any Note or by the terms of any of the other Loan Documents shall not be fully paid when demand is made for the payment of the same (to the extent the same is payable on demand) or within five (5) Business Days of its due date if payable other than on demand (provided that such cure period shall not be available more than twice during any period of 12 consecutive months);

(b) Any warranty or representation by any Obligor contained in the Loan Documents or in any report, certificate, financial statement or other instrument furnished by any Obligor to Lender proves incorrect in any material respect when made or furnished or when reaffirmed pursuant to Section 7(c);

(c) Default exists in the due observance of any of the covenants or agreements of any Obligor set forth in Sections 9(j), 9(m) or 9(n) or Article 10;

(d) Default exists in the due observance of any of the covenants or agreements of any Obligor set forth in this Agreement (other than those specified in any of the other clauses contained in this Article 12) and such breach or default shall continue unremedied for a period of 10 days after Borrower’s receipt of notice of such breach or default;

(e) Any payment of principal or interest or any other payment required by any of the obligations of any Obligor for any other money borrowed by any Obligor from Lender, or for money borrowed by any Obligor from any third person in excess of the aggregate sum of $25,000.00, shall not be fully paid when demand is made for the payment of the same (to the extent payable on demand) or when the same shall fall due, or if any of said obligations shall become or be declared or may be declared in default (and all applicable cure and grace periods have expired);

(f) A final unappealable judgment (not covered by insurance) in an amount in excess of $50,000.00 is entered against any Obligor and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 calendar days after entry or filing of such judgment;

(g) Any Obligor is voluntarily or involuntarily dissolved, or takes any action to effect a dissolution; or any Obligor ceases to conduct business or suffers the loss or revocation of any license or permit now held or hereafter acquired by such Obligor which is necessary to the continued or lawful operation of its business;

(h) Any Obligor (i) voluntarily commences any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar Law, (ii) consents to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) applies for or consent to the employment of a receiver, trustee, custodian, sequestrator or similar official for any Obligor or for a substantial part of its property; (iv) files an answer admitting the material allegations of a petition filed against it in such proceeding, (v) makes a general assignment for the benefit of creditors, (vi) takes corporate action for the purpose of effecting any of the foregoing, (vii) becomes unable or admit in writing its inability or fail generally to pay its debts as they become due, or (viii) takes corporate action for the purpose of effecting any of the foregoing

(i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Obligor or of a substantial part of their respective property, under Title 11 of the United States Code or any other federal or state bankruptcy insolvency or similar Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any Obligor or for a substantial part of their property, or (iii) the winding-up or liquidation of Borrower and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days;

(j) The Liens granted by Obligors to Lender in the Collateral cease to be continuing first priority Liens;

(k) An Event of Default (as defined therein) occurs under any other Loan Document;

(l) Any Loan Document shall for any reason cease to be in full force and effect without the prior written consent of Lender or in accordance with the terms thereof, or be declared null and void or unenforceable in whole or in part, or the validity or enforceability of any Loan Document shall be challenged or denied by any party thereto;

(m) Any criminal proceeding is instituted in any court against any Obligor or any members of senior management of any Obligor, or the indictment of any Obligor or any members of senior management of any Obligor for any crime;

(n) Any Obligor is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency, the effect of which order restricts Borrower from conducting all or any material part of its business;

(o) Any Obligor or any Affiliate of any Obligor shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender;

(p) If (1) any Person shall engage in any “prohibited transaction” (as defined in §406 of ERISA or §4975 of the Code) involving any Plan, (2) any failure to satisfy the minimum funding standard of §412 of the Code shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of Borrower or any ERISA Affiliate, (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan other than a Multiemployer Plan, which Reportable Event or commencement of proceedings or appointment of trustee is, in the reasonable opinion of Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (4) any Plan other than a Multiemployer Plan shall terminate for purposes of Title IV of ERISA, or (5) any Obligor or any ERISA Affiliate shall in the reasonable opinion of

Lender be likely to incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, and in each case in clauses (1) through (5) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of Lender, reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, operations, condition (financial or otherwise) or prospects of Borrower, individually, or Obligors taken as a whole;

(q) Any change in the ownership of an aggregate of 50% or more of the Equity Interests of Borrower occurs; or

(r) If any two or more of the Current Executive Officers for any reason to cease to have the corporate titles, or to cease to have and fulfill the responsibilities and duties in the management and operation of Obligors and their respective businesses, at least equal to those currently in effect, unless the second (or third, if applicable) such Current Executive Officer is replaced within sixty (60) days by a suitable person who is reasonably acceptable to Lender, then, at any time thereafter during the continuance of any such event, Lender may, without notice to any Obligor, (i) terminate Borrower’s right to request and Lender’s obligation to make any further Advances and L/C Credit Extensions; (ii) declare the Notes, both as to principal and interest, and all other Obligations to be forthwith due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding; and (iii) exercise any or all of the rights and remedies afforded to Lender in the Loan Documents, by the UCC or otherwise possessed by Lender; provided, however, that if an event specified in Section 12(h) or (i) occurs, Borrower’s right to request and Lender’s obligation to make any further Advances and L/C Credit Extensions shall automatically terminate, the Notes, both as to principal and interest, and all other Obligations shall automatically become immediately due and payable, in each case without further act of Lender.

13. Set-Off. Borrower hereby grants to Lender a Lien and right of setoff as security for all liabilities and obligations to Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any Affiliate of Lender, or in transit to any of them, except for any payroll account, pension or profit sharing balances or similar trust fund accounts or balances of Borrower. At any time after the occurrence of and during the continuance of an Event of Default, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower whether or not matured at the time of such application and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

14. Indemnity; Costs and Expenses; Waiver of Consequential Damages.

(a) Borrower shall indemnify and hold harmless Lender and its officers, directors, employees, agents and attorneys (herein collectively called the “Indemnified Parties”) from and against any and all claims, damages, liabilities, costs and expenses which may be incurred by or asserted against any of the Indemnified Parties in connection with or arising out of any investigation, litigation or proceeding related to this Agreement or the negotiation and preparation of documentation in connection herewith, except for claims or losses resulting solely from such Indemnified Parties’ gross negligence or willful misconduct. The provisions of this Section 14(a) are in addition to any indemnification obligations of Borrower set forth in the Issuer Documents.

(b) Borrower shall pay to Lender on demand any and all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements, court costs, litigation and other expenses) incurred or paid by Lender in the preparation of this Agreement and in establishing, maintaining, protecting or enforcing any of Lender’s rights or the Obligations, including any and all such reasonable costs and expenses incurred or paid by Lender (i) in defending Lender’s security interest in, title or right to the Collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of the Obligations; (ii) in any bankruptcy or other proceeding related to any Obligor; and (iii) in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

(c) To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(d) The agreements in this Article 14 shall survive the Facility Termination Date.

15. General Provisions.

(a) No Waiver. No delay or failure of Lender in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise preclude any further exercise thereof or the exercise of any other rights, powers or privileges.

(b) Survival. This Agreement, the security interests granted to Lender in the Collateral and every representation, warranty, covenant, promise and other term herein contained shall survive until the Obligations have been paid in full.

(c) Entire Agreement. This Agreement is an integrated document, contains a complete statement of all agreements between Borrower and Lender with respect to the subject matter hereof and supersedes any and all previous agreements, written or oral, between such parties concerning its subject matter (including the Existing Agreement). This Agreement shall not be varied by parol evidence.

(d) Governing Law. THIS AGREEMENT HAS BEEN EXECUTED AND IS TO BE PERFORMED IN THE STATE OF NEW YORK, AND IT AND ALL TRANSACTIONS HEREUNDER OR PURSUANT HERETO SHALL BE GOVERNED AS TO INTERPRETATION, VALIDITY, EFFECT, RIGHTS, DUTIES AND REMEDIES OF THE PARTIES HEREUNDER AND IN ALL OTHER RESPECTS BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW.

(e) Jurisdiction. Borrower irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in Nassau County or Federal court sitting in Suffolk County, New York, over any suit, action or proceeding arising out of or relating to this Agreement. Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable Law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Borrower hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by personal service on Borrower’s agent for service of process, Manatt, Phelps & Phillips, LLP, 11355 W. Olympic Blvd., Los Angeles, California 90064, Attention: David M. Grinberg, Esq., or as notified to Lender in accordance with the terms of this Agreement, or (ii) by serving the same upon Borrower in any other manner otherwise permitted by Law, and agrees that such service shall in every respect be deemed effective service on Borrower.

(f) Usury Clause. All agreements between Obligors and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable Law; provided, however, that in the event there is a change in Law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new Law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Lender in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the Laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable Law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Obligors and Lender.

(g) Lost Note. Upon receipt by Borrower of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of a Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

(h) Assignment by Lender. Lender may transfer and assign this Agreement and deliver the Collateral to the assignee, who shall thereupon have all of the rights of Lender; and Lender shall then be relieved and discharged of any responsibility or liability with respect to this Agreement and the Collateral. In addition, Lender has the unrestricted right at any time and from time to time, and without the consent of or notice to any Obligor, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in Lender’s obligation to lend hereunder and in the Loans. In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower, Lender shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder. Lender may furnish any information concerning Borrower in its possession from time to time to prospective Participants, provided that Lender shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information. Lender may at any time pledge all or any portion of its rights under the Loan Documents including any portion of the Notes to any of the Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 USC. Section 341. No such pledge or endorsement thereof shall release Lender from its obligations under the Loan Documents.

(i) Captions. The captions for the paragraphs contained in this Agreement have been inserted for convenience only and form no part of this Agreement and shall not be deemed to affect the meaning or construction of any of the covenants, agreements, conditions or terms hereof.

(j) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign, voluntarily, by operation of law or otherwise, any of its rights or obligations hereunder without the prior written consent of Lender and any such attempted assignment without such consent shall be null and void. Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

(k) Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF LENDER AND BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. BORROWER ACKNOWLEDGES THAT LENDER IS RELYING ON THE FOREGOING WAIVER IN ENTERING INTO THIS TRANSACTION.

(l) Waivers by Borrower. IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, BORROWER WAIVES (i) THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, (ii) ANY OBJECTION AS TO NASSAU OR SUFFOLK COUNTY, NEW YORK, BASED ON FORUM NON CONVENIENS OR VENUE, AND (iii) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

(m) Acknowledgement by Borrower. BORROWER ACKNOWLEDGES THAT IT MAKES THE WAIVERS SET FORTH IN SECTIONS 15(k) AND 15(l) KNOWINGLY AND VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF SUCH WAIVER WITH ITS ATTORNEYS. BORROWER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO BORROWER THAT THE PROVISIONS OF SECTIONS 15(k) AND 15(1) WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

(n) Continuing Effect. This Agreement shall continue in full force and effect so long as any Obligations shall be outstanding, or Lender shall have any obligation to extend any financial accommodation hereunder, and is supplementary to each and every other agreement between or among any Obligor and Lender and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Lender or any of the liabilities, obligations or undertakings of or among Obligors under any such agreement, nor shall any contemporaneous or subsequent agreement between or among any Obligor and Lender be construed to limit or otherwise derogate from any of the rights or remedies of Lender or any of the liabilities, obligations or undertakings of or among Obligors hereunder and under the other Loan Documents, unless such other agreement specifically refers to this Agreement and expressly so provides.

(o) Amendments; Waivers; Remedies. No amendment, modification or waiver of any provision of this Agreement or any of the Loan Documents and no consent by Lender to any departure herefrom or therefrom by any Obligor shall be effective unless such amendment, modification or waiver shall be in writing and signed by Lender, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. No notice to or demand on any Obligor not required by the terms of the Loan Documents in any case shall entitle such Obligor or any other Obligor to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein or therein. The rights and remedies of Lender under this Agreement shall be cumulative and not alternative.

(p) Relationship with Borrower. Borrower hereby acknowledges that: (i) Lender does not have any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Lender and Borrower in connection herewith or therewith is solely that of debtor and creditor; and (ii) no joint venture, partnership, tenancy-in-common, or joint tenancy relationship is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between Borrower and Lender.

(q) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(r) Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all Persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this Agreement to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart. Delivery of an executed signature page of this Agreement by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart hereof.

(s) Lender’s Consent. Except where otherwise expressly provided to the contrary therein, whenever Lender’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the obligations of Borrower to Lender, the payment of money or any other matter.

(t) Credit Inquiries. Borrower hereby authorizes and permits Lender to respond to usual and customary credit inquiries from third parties concerning Borrower.

(u) Notices. Except as specifically provided to the contrary herein, all notices or other communications provided for or permitted herein shall be in writing and either mailed by certified mail, return receipt requested, or delivered by nationally recognized overnight courier, to the party intended to receive the same at its address first set forth above or at such other address as such party shall designate by a notice given pursuant to this clause (u). All such notices, etc., shall be deemed given when received or delivery is refused. All such notices, etc., to Borrower shall be to the attention of the Office of the President.

(v) USA Patriot Act. Lender hereby notifies Obligors that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Obligors, which information includes the name and address of each Obligor and other information that will allow Lender to identify each Obligor in accordance with the USA Patriot Act.

(w) Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, renewed, supplemented, replaced or otherwise modified (subject to any restrictions on such amendments, restatements, renewals, supplements, replacements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) any references to a Person’s Affiliates or Subsidiaries refers to all existing and future Affiliates and Subsidiaries of such Person, (vii) any reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision, and (viii) any reference to a specific time means New York, New York time. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit then in effect after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(x) Construction. Borrower acknowledges that Borrower has been represented by, or has had the opportunity to be represented by, independent legal counsel and that Borrower has carefully considered and negotiated the language of the Loan Documents. Accordingly, none of the Loan Documents shall be subject to the principle of construing their meaning against the party that drafted same. Borrower acknowledges that, with respect to the Loan Documents and the transactions contemplated by each of them and by all of them together, Borrower has and will rely solely on its own judgment and advisors in entering into each of the Loan Documents and performing the obligations required by each of them to be performed by Borrower without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Loan Agreement on the date first above written.

BORROWER:

PSYOP MEDIA COMPANY, LLC

By:	/s/ Robert Walston
Robert Walston, President and Chief Executive Officer

By:	/s/ Thomas Boyle
Thomas Boyle, Chief Financial Officer

LENDER:

COMMUNITY NATIONAL BANK

By:	/s/ JoAnn Bello
JoAnn Bello, First Vice President

SCHEDULE 1(b)

EXISTING LETTERS OF CREDIT

Letter of Credit Number	Amount	Date of Expiry
2012030024	$500,000	April 2, 2016
2014090003	$604,500	September 30, 2015

SCHEDULE 8(h)

SUBSIDIARIES OF BORROWER

Name	Jurisdiction of Organization and Type of Entity	Type of Subsidiary
Blacklist Productions, LLC	Delaware limited liability company	Domestic Operating Subsidiary

Influence Content, LLC	Delaware limited liability company	Domestic Operating Subsidiary

MassMarket Media Services, LLC	Delaware limited liability company	Domestic Operating Subsidiary

Psyop Feature Animation, LLC	Delaware limited liability company	Domestic Non-Operating Subsidiary

Psyop Film and Television, LLC	Delaware limited liability company	Domestic Operating Subsidiary

Psyop Film and Television, ULC	British Columbia unlimited liability corporation	First Tier Foreign Operating Subsidiary

Persuade Content, LLC	Delaware limited liability company	Domestic Operating Subsidiary

Psyop Filmed Entertainment, LLC	Delaware limited liability company	Domestic Operating Subsidiary

Psyop Games, LLC	Delaware limited liability company	Domestic Operating Subsidiary

Psyop Live, Inc.	Delaware limited liability company	Domestic Non-Operating Subsidiary

Psyop Media Company Cyprus Limited	Cyprus limited liability company	First Tier Foreign (Operating) Subsidiary

Psyop Productions, LLC	Delaware limited liability company	Domestic Operating Subsidiary

Psyop UK Ltd.	United Kingdom corporation	Foreign Non-Operating Subsidiary

SCHEDULE 8(i)

OWNERSHIP OF BORROWER AND CERTAIN SUBSIDIARIES

Ownership of Borrower

Member Name	Capital Contribution	Number and Class of Units Outstanding	Residual Interest
Psyop, Inc.	$11,000,000 fair market value of certain assets contributed in-kind	63,768 Class A-1 Units	5.36%
Psyop Services, LLC	$2,800,000 fair market value of certain assets contributed in-kind	16,232 Class A-1 Units	1.36%
Medici Partners, L.P.	$0*	225,000 Class B-1 Units	18.90%
Mark Tobin	$0*	85,000 Class B-2 Units	7.14%
Thomas Boyle	$0*	28,400 Class B-3 Units	2.39%
Hejung Marie Hyon	$0*	115,920 Class B-3 Units	9.74%
Kylie Matulick	$0*	73,917 Class B-3 Units	6.20%
Eben Mears	$0*	115,920 Class B-3 Units	9.74%
Todd Mueller	$0*	115,920 Class B-3 Units	9.74%
Marco Spier	$0*	115,920 Class B-3 Units	9.74%
Laurent Ledru	$0*	5,404 Class B-4 Units	0.45%
Neysa Horsburgh	$0*	18,600 Class B-4 Units	1.56%
Lucia Grillo	$0*	20,000 Class B-4 Units	1.68%
All Asia Digital Entertainment, Inc.	$8,000,000	190,476 Class A-2 Units	16.00%

Member Name	Capital Contribution	Number and Class of Units Outstanding	Residual Interest
TOTALS:	$21,800.000	80,000 Class A-1 Units 190,476 Class A-2 Units 225,000 Class B-1 Units 85,000 Class B-2 Units 565,996 Class B-3 Units 44,004 Class B-4 Units 0 Class C Units**	100.00%

*	Issued in connection with such persons being Service Providers to Psyop Media Company, LLC, and its subsidiaries
**	Up to 187,777 Class C Units reserved for issuance to Service Providers from time to time

Ownership of Subsidiaries That Are Not Wholly-Owned+

Subsidiary Name	Equity Owner(s)	Number and Class of Units Owned
Persuade Content, LLC	Psyop Media Company LLC	500,000 Class A-1 Units
	Jerry Solomon	500,000 Class A-2 Units

Psyop Games, LLC	Psyop Media Company LLC	900,000 Class A-1 Units
	Rocco Scandizzo	100,000 Class A-2 Units

+	Does not reflect Class A-3 Units of Influence Content, LLC, Persuade Content, LLC and Psyop Games, LLC reserved for issuance to Service Providers

SCHEDULE 8(n)

PLANS

Psyop Productions, LLC 401K Plan

SCHEDULE 8(s)

INTELLECTUAL PROPERTY

1.	Obligors’ patents: None

2.	Obligors’ trademarks and service marks:

Registered Owner	Trademark	Registration Number	Registration Date	Country
Blacklist Productions, LLC	BLACKLIST	3,527,159	11/04/08	US

Blacklist Productions, LLC	BLACKLIST	3,527,160	11/04/08	US

Psyop Productions, LLC	PSYOP	3,653,145	07/14/09	US

Psyop Productions, LLC	PSYOP	3,611,286	04/28/09	US

MassMarket Media Services, LLC	MASS MARKET NO. 6104 COPYRIGHTED	3,629,644	06/02/09	US

Massmarket Media Services, LLC	MASSMARKET	3,635,286	06/09/09	US

3.	Obligors’ tradenames:

Owner	Tradename
Blacklist Productions, LLC	Blacklist

4.	Obligors’ copyrights: None

5.	Obligors’ intellectual property licenses: None

EXHIBIT A

LINE OF CREDIT NOTE

SUBSTITUTE LINE OF CREDIT NOTE

$1,000,000	April , 2015

FOR VALUE RECEIVED, PSYOP MEDIA COMPANY, LLC, a Delaware limited liability company, (“Maker”), promises to pay to the order of COMMUNITY NATIONAL BANK, a national commercial bank (“Payee”), at its chief executive office at 200 Middle Neck Road, Great Neck, New York 11021, or at such other place as may be designated in writing from time to time by Payee or any other holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000), or so much thereof as may have been advanced from time to time by Payee to Maker and remains outstanding, as conclusively evidenced by the books and records of Payee absent manifest error, on the Line of Credit Maturity Date (as defined below), together with interest on the outstanding principal sum at the Line of Credit Interest Rate (as defined in the Loan Agreement referred to below), for the period commencing on the date hereof until the date on which the entire principal balance hereof has been paid in full, on the dates provided for in said Loan Agreement.

As used herein, “Line of Credit Maturity Date” means the earlier of (x) November 1, 2015, or (y) the date the maturity of this Note is accelerated pursuant to Article 12 of the Agreement upon the occurrence of an Event of Default.

In addition to said principal sum and interest, Maker further promises to pay, on demand, all reasonable costs and expenses, including, without limitation, attorneys’ fees, incurred by Payee in the collection of this Note after the occurrence of an Event of Default.

This Note is issued pursuant to a certain Amended and Restated Loan Agreement dated April     , 2015 (as amended or restated from time to time, the “Agreement”), by and between Maker and Payee, and is the Line of Credit Note referred to therein. Capitalized terms not defined in this Note are used herein as defined in the Agreement. The terms of the Agreement are incorporated into this Note by reference, and reference is hereby made to the Agreement for a more particular statement of certain representations, warranties, covenants and agreements of Maker and of Events of Default.

This Note is a revolving note and, subject to the terms and conditions of the Agreement, the Maker may, at its option, borrow, pay, prepay and reborrow under this Note, all in accordance with the provisions hereof; provided, however, that the principal balance outstanding shall at no time exceed $1,000,000.

Notwithstanding anything to the contrary contained in this Note, upon the occurrence and during the continuation of any Event of Default, interest on the outstanding principal balance of this Note and accrued but unpaid interest shall bear interest, which shall be payable on demand, at a default rate fixed in accordance with Article 5 of the Agreement until such principal and interest have been paid in full. Further, if payment of all sums due hereunder is accelerated under the terms of the Agreement, this Note, and all other indebtedness of Borrower to Lender, shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by Borrower.

No delay or failure of Payee in exercising any right, power or privilege hereunder or under the Agreement shall affect such right, power or privilege, nor shall any single or partial exercise preclude any further exercise thereof or the exercise of any other rights, powers or privileges. This Note may be amended only by written agreement of Maker and Payee.

Maker acknowledges that Maker has been represented by, or has had the opportunity to be represented by, independent legal counsel and that Maker has carefully considered and negotiated the language of this Note. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Note against the party that has drafted it is not applicable and is waived. Maker acknowledges that, with respect to this Note and the transactions contemplated by it, Maker has and will rely solely on Maker’s own judgment and advisors in entering into this Note and performing the obligations required by it to be performed by Maker without relying in any manner on any statements, representations or recommendations of Payee or any parent, subsidiary or Affiliate of Payee.

Maker irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in Nassau County or Federal court sitting in Suffolk County, New York, over any suit, action or proceeding arising out of or relating to this Note. Maker irrevocably waives, to the fullest extent it may effectively do so under applicable Law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Maker hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by personal service on Maker’s agent for service of process, Manatt, Phelps & Phillips, LLP, 11355 W. Olympic Blvd., Los Angeles, California 90064, Attention: David M. Grinberg, Esq., or as notified to Payee in accordance with the terms of the Agreement, or (ii) by serving the same upon Maker in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service on Maker.

MAKER WAIVES DILIGENCE, DEMAND, PROTEST, NOTICE OF NONPAYMENT OR PROTEST, NOTICE OF THE ACCEPTANCE OF THIS NOTE, NOTICE OF ANY OTHER ACTION TAKEN IN RELIANCE HEREON AND ALL OTHER DEMANDS AND NOTICES OF ANY DESCRIPTION IN CONNECTION WITH THIS NOTE OR THE INDEBTEDNESS EVIDENCED HEREBY (OTHER THAN NOTICES SPECIFICALLY REQUIRED BY THE AGREEMENT).

ADDITIONALLY, MAKER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, DEFENSE, COUNTERCLAIM, SETOFF, CROSSCLAIM AND ANY FORM OF PROCEEDING BROUGHT IN CONNECTION WITH THIS NOTE OR RELATING TO ANY INDEBTEDNESS EVIDENCED HEREBY.

MAKER ACKNOWLEDGES THAT IT HAS MADE THE FOREGOING WAIVERS KNOWINGLY AND VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THESE WAIVERS WITH ITS ATTORNEYS. MAKER FURTHER ACKNOWLEDGES THAT PAYEE HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE FOREGOING WAIVERS WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

THIS NOTE HAS BEEN MADE, EXECUTED AND DELIVERED IN THE STATE OF NEW YORK, AND IT AND ALL TRANSACTIONS HEREUNDER OR PURSUANT HERETO SHALL BE GOVERNED AS TO INTERPRETATION, VALIDITY, EFFECT, RIGHTS, DUTIES AND REMEDIES OF THE PARTIES HEREUNDER AND IN ALL OTHER RESPECTS BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW.

This Note is issued in substitution for but not in payment of that certain Substitute Line of Credit A Note made by Maker to Payee, dated December 16, 2014, in the principal amount of $1,000,000 (the “Prior Note”) and does not and shall not be deemed to constitute a novation thereof. The Prior Note shall be of no further force and effect upon the execution of this Note; provided, however, that the outstanding amount of principal and interest under the Prior Note as of the date of this Note, if any, is hereby deemed indebtedness evidenced by this Note and incorporated herein by this reference.

PSYOP MEDIA COMPANY, LLC

By:
Robert Walston,
President and Chief Executive Officer

By:
Thomas Boyle,
Chief Financial Officer

EXHIBIT B

TERM LOAN C NOTE

$3,000,000	April , 2015

FOR VALUE RECEIVED, PSYOP MEDIA COMPANY, LLC, a Delaware limited liability company (“Maker”), promises to pay to the order of COMMUNITY NATIONAL BANK, a national commercial bank (“Payee”), at its chief executive office at 200 Middle Neck Road, Great Neck, New York 11021, or at such other place as may be designated in writing from time to time by Payee or any other holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of THREE MILLION AND NO/100 DOLLARS ($3,000,000), together with interest at the on the outstanding principal sum at the Term Loan C Interest Rate (as defined in the Loan Agreement, dated April_, 2015, between Maker and Payee [as amended or restated from time to time, the “Agreement”]), in (x) 12 consecutive equal monthly installments of interest only, commencing on May 1, 2015 and continuing on the first day of each of the next 11 consecutive calendar months thereafter, and (y) 36 consecutive equal fully-amortizing monthly installments of principal and interest, commencing on May 1, 2016 and continuing on the first day of each of the next 35 consecutive calendar months thereafter. This Note is a term note and principal payments made by Maker pursuant to this Note cannot be reborrowed.

On the Term Loan C Maturity Date, Maker shall immediately pay to Payee the then outstanding principal balance of this Note, together with accrued interest thereon. As used herein, “Term Loan C Maturity Date” means the earlier of (x) April 1, 2019, or (y) the date the maturity of this Note is accelerated pursuant to Article 12 of the Agreement upon the occurrence of an Event of Default.

In addition to said principal sum and interest, Maker further promises to pay, on demand, all reasonable costs and expenses, including, without limitation, attorneys’ fees, incurred by Payee in the collection of this Note.

This Note is issued pursuant to the Agreement, and is the Term Loan C Note referred to therein. Capitalized terms not defined in this Note are used herein as defined in the Agreement. The terms of the Agreement are incorporated into this Note by reference, and reference is hereby made to the Agreement for a more particular statement of certain representations, warranties, covenants and agreements of Maker and of Events of Default.

Notwithstanding anything to the contrary contained in this Note, upon the occurrence and during the continuation of any Event of Default, interest on the outstanding principal balance of this Note and accrued but unpaid interest shall bear interest, which shall be payable on demand, at a default rate per annum equal to 3% per annum in excess of the Term Loan C Interest Rate then in effect until such principal and interest have been paid in full. Further, if payment of all sums due hereunder is accelerated under the terms of the Agreement, this Note, and all other indebtedness of Borrower to Lender, shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by Borrower.

No delay or failure of Payee in exercising any right, power or privilege hereunder or under the Agreement shall affect such right, power or privilege, nor shall any single or partial exercise preclude any further exercise thereof or the exercise of any other rights, powers or privileges. This Note may be amended only by written agreement of Maker and Payee.

Maker authorizes Payee to keep a record of the amounts and dates of all principal payments hereunder, which record shall, in the absence of manifest error, be conclusive as to the outstanding principal amount due hereunder; provided, however, that the failure to record any payment hereunder shall not limit or otherwise affect the obligation of Maker under this Note.

Maker acknowledges that Maker has been represented by, or has had the opportunity to be represented by, independent legal counsel and that Maker has carefully considered and negotiated the language of this Note. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Note against the party that has drafted it is not applicable and is waived. Maker acknowledges that, with respect to this Note and the transactions contemplated by it, Maker has and will rely solely on Maker’s own judgment and advisors in entering into this Note and performing the obligations required by it to be performed by Maker without relying in any manner on any statements, representations or recommendations of Payee or any parent, subsidiary or Affiliate of Payee.

Maker irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in Nassau County or Federal court sitting in Suffolk County, New York, over any suit, action or proceeding arising out of or relating to this Note. Maker irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Maker hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by personal service on Maker’s agent for service of process, Manatt, Phelps & Phillips, LLP, 11355 W. Olympic Blvd., Los Angeles, California 90064, Attention: David M. Grinberg, Esq., or as notified to Payee in accordance with the terms of the Agreement, or (ii) by serving the same upon Maker in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service on Maker.

MAKER WAIVES DILIGENCE, DEMAND, PROTEST, NOTICE OF NONPAYMENT OR PROTEST, NOTICE OF THE ACCEPTANCE OF THIS NOTE, NOTICE OF ANY OTHER ACTION TAKEN IN RELIANCE HEREON AND ALL OTHER DEMANDS AND NOTICES OF ANY DESCRIPTION IN CONNECTION WITH THIS NOTE OR THE INDEBTEDNESS EVIDENCED HEREBY (OTHER THAN NOTICES SPECIFICALLY REQUIRED BY THE AGREEMENT).

ADDITIONALLY, MAKER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, DEFENSE, COUNTERCLAIM, SETOFF, CROSSCLAIM AND ANY FORM OF PROCEEDING BROUGHT IN CONNECTION WITH THIS NOTE OR RELATING TO ANY INDEBTEDNESS EVIDENCED HEREBY.

MAKER ACKNOWLEDGES THAT IT HAS MADE THE FOREGOING WAIVERS KNOWINGLY AND VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER

CONSIDERATION OF THE RAMIFICATIONS OF THESE WAIVERS WITH ITS ATTORNEYS. MAKER FURTHER ACKNOWLEDGES THAT PAYEE HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE FOREGOING WAIVERS WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

THIS NOTE HAS BEEN MADE, EXECUTED AND DELIVERED IN THE STATE OF NEW YORK, AND IT AND ALL TRANSACTIONS HEREUNDER OR PURSUANT HERETO SHALL BE GOVERNED AS TO INTERPRETATION, VALIDITY, EFFECT, RIGHTS, DUTIES AND REMEDIES OF THE PARTIES HEREUNDER AND IN ALL OTHER RESPECTS BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW.

IN WITNESS WHEREOF, Maker has executed this Term Loan C Note on the date first above written.

PSYOP MEDIA COMPANY, LLC

By:
Robert Walston,
President and Chief Executive Officer

By:
Thomas Boyle, Chief Financial Officer

SCHEDULE TO TERM LOAN C NOTE

DATED APRIL     , 2015

MADE BY PSYOP MEDIA COMPANY, LLC

TO THE ORDER OF COMMUNITY NATIONAL BANK

Date of Payment	Amount of Principal Paid	Notation Made By

EXHIBIT C

REQUIRED OPINIONS

1. Each Obligor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business in all jurisdictions where the failure to so qualify might have a material adverse impact on its business.

2. Each Obligor has all requisite power and authority, limited liability company or otherwise, and all requisite governmental licenses, authorizations, consents and approvals, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party.

3. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party have been duly authorized by all necessary limited liability company and member action.

4. Each Obligor has duly executed and delivered the Loan Documents to which it is a party and such Loan Documents constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law).

5. The execution and delivery by each Obligor of the Loan Documents to which it is a party, and the performance by such Obligor of its obligations thereunder, do not and will not: (i) require any consent or approval of such Obligor’s members; (ii) require any authorization, consent or approval by, registration, declaration or filing with, or notice to, any Governmental Authority, or any third party, except such authorizations, consents, approvals, registrations, declarations, filings or notices as have been obtained, accomplished or given prior to the date hereof; (iii) violate or conflict with (x) any law, rule or regulation or any order, writ, injunction or decree applicable to such Obligor, or (y) the Organizational Documents of such Obligor; (iv) violate or conflict with, or cause any default or event of default to occur under, any indenture, loan or credit agreement or any other material agreement, lease or instrument to which such Obligor is a party or by which its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than in favor of Lender) upon or with respect to any of the properties now owned or hereafter acquired by such Obligor.

6. To our knowledge, no actions, suits, claims or proceedings of a material nature are pending or threatened against or affecting any Obligor or the properties of any Obligor before any court or Governmental Authority and no judgment or order of any court or administrative agency is outstanding against any Obligor.

7. The Amended and Restated Borrower Security Agreement and the Amended and Restated Guarantor Security Agreement are effective to create a valid security interest in the Collateral in which a security interest may be created under Article 9 of the New York Uniform Commercial Code (the “UCC”) in favor of the Lender, as security for the Obligations.

8. Upon the filing of the UCC financing statements in the form attached hereto as Exhibit A (the “Financing Statements”) with the UCC filing office of the Secretary of State of Delaware, the security interests created by the Security Agreements with respect to the Obligors identified on such financing statements will be perfected with respect to all of the Collateral in which a security interest may be perfected under Article 9 of the UCC by means of the filing of a financing statement (collectively, the “Article 9 Filing Collateral”), which such Article 9 Filing Collateral specifically includes all of such Obligors’ right, title and interest in and to those items of the Collateral constituting accounts, chattel paper, instruments, documents, goods, equipment, inventory, general intangibles or investment property (each as defined in Articles 8 and 9 of the UCC).